Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

SECOND QUARTER FISCAL 2012 RESULTS

Minneapolis, MN, October 5, 2011 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced results for the fiscal quarter and six months ended August 27, 2011.

Results for the Second Quarter Ended August 27, 2011

•      Total net sales were $96.2 million, as compared to $101.3 million for the second quarter of fiscal 2011.  Same store sales declined 8% during the quarter.

•      Gross profit decreased 22.3% to $27.8 million, as compared to $35.8 million in the second quarter of fiscal 2011.  Gross profit margin for the quarter decreased to 28.9% from 35.3% in the second quarter of fiscal 2011.

•      Operating loss totaled $12.9 million.  This compares to an operating loss of $4.4 million in the same period last year.

•      Net loss totaled $13.0 million, or $0.37 per share; which incorporates a tax provision of approximately $0.1 million.  Adjusted for a normalized tax rate of approximately 40%, net loss per share would have been approximately $0.22.  This compares to a net loss of $2.5 million, or $0.07 per share, for the second quarter of fiscal 2011, which included a non-recurring severance charge of approximately $0.01 per share.

Larry Barenbaum, President and Chief Executive Officer, commented, “In response to the disappointing financial results for the second quarter, we have analyzed, reviewed and adjusted some of the strategies that were put in place last fall.  Our assessment is that in our efforts to improve the merchandise, we over-engineered the product and we were too optimistic about the level of price increases our customers were willing to accept.  We are working to reduce inventory receipts for the fourth quarter of the fiscal year and are planning for further reductions in inventory buys for spring.  Given our lead times, we do not have the ability to make significant adjustments in merchandise to reduce the product cost of our holiday and early spring buys.  We are, however, moving aggressively to make adjustments to our late spring and summer assortments.  As we go forward, we remain committed to offering our customers a better balance between style, quality, price and value.”

Results for the Six Months Ended August 27, 2011

•      Total net sales were $220.1 million, as compared to $227.6 million for the six months ended August 28, 2010.  Same store sales decreased 5% in the first half of fiscal 2012.

•      Operating loss totaled $11.0 million as compared to operating income of $6.2 million for the comparable six month period last year.  Operating income for the first six months of fiscal 2011 included a non-recurring pre-tax severance charge of approximately $0.5 million in the second quarter of fiscal 2011 related to the separation of the Company’s former Chief Financial Officer.

•      Net loss was $11.1 million, or $0.31 per diluted share which incorporates a tax provision of approximately $0.3 million.  Adjusted for a normalized tax rate of approximately 40%, net loss would have been a loss of $0.18 per share.  This compares to net income of $3.8 million, or $0.11 per diluted share, for the first half of fiscal 2011.  The second quarter of fiscal 2011 included a non-recurring severance charge of approximately $0.01 per share.

Second Quarter Balance Sheet Highlights

The Company ended the second quarter of fiscal 2012 with total cash, cash-equivalents and investments of $95.8 million.  Inventory totaled $53.7 million at the end of the second quarter of fiscal 2012, as compared to $40.1 million in the end of the second quarter of fiscal 2011.  Approximately $4.2 million of the increase relates to increased inventory in-transit at the end of the second quarter resulting from the timing of merchandise receipts and a shift in payment terms for a few key suppliers from FOB destination to FOB shipping point.  In-store inventory increased approximately 13% on a dollar basis per store at the end of the second quarter, as compared to the same period last year.

Capital Expenditures

The Company funded $8.2 million of capital expenditures during the first six months of fiscal 2012.

Fiscal 2012 Outlook

Based on sales and margin performance during the second fiscal quarter, coupled with the Company’s limited ability to make merchandise adjustments and cancel orders due to long lead times, the Company anticipates that it will be highly promotional in the second half of the fiscal year.  As a result, sales, merchandise margins and results of operations are expected to be negatively impacted in the third and fourth quarters of fiscal 2012.

For the third quarter of fiscal 2012:

•      The Company expects flat to a low single digit increase in same-store sales.

•      Total gross margin is expected to decrease by 900 to 1,000 basis points as compared to last year’s third quarter, due to increased promotional activity and higher product costs.

•      SG&A expenses as a percent of sales are expected to be up slightly, as compared to the third quarter of fiscal 2011.

•      Operating loss is expected to be between $11 million and $14 million.

•      Per store inventory, which excludes e-Commerce and in-transit inventory, is expected to be up in the low to mid-teens on a dollar basis at the end of the third quarter, as compared to the end of last year’s third quarter.

•      Capital expenditures are expected to be approximately $16 million for the full fiscal year.

•      For the second half of fiscal 2012, the Company currently plans to open approximately eight new stores and close approximately 17 existing stores.

Conference Call Information

The Company will discuss its second quarter results in a conference call scheduled for today, October 5, 2011, at 4:30 p.m. Eastern time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until October 12, 2011.  In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until October 12, 2011.  This call may be accessed by dialing (877) 870-5176 and using passcode 7277049.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of October 5, 2011, the Company operates 772 stores in 45 states consisting of 501 Christopher & Banks stores, 238 stores in their plus size clothing division CJ Banks, 11 dual-concept stores and 22 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements (i) that in response to the disappointing financial results for the second quarter, the Company analyzed, reviewed and adjusted some of the strategies that were put in place last fall; (ii) that the Company is working to reduce inventory receipts for the fourth quarter of the fiscal year and is planning for further reductions in inventory buys for spring; (iii) that given the Company’s lead times, it does not have the ability to make significant adjustments in merchandise to reduce the product cost of its holiday and early spring buys; however, the Company is moving aggressively to make adjustments to its late spring and summer assortments; (iv) that as it goes forward the Company remains committed to offering its customers a better balance between style, quality, price and value; (v) that the Company anticipates that it will be highly promotional in the second half of the fiscal year and that as a result sales, merchandise margins and results of operations are expected to be negatively impacted in the third and fourth quarters of fiscal 2012; (vi) that for the third quarter of fiscal 2012, the Company expects flat to a low single digit increase in same-store sales; (vii) that the Company expects total gross margin to decrease by 900 to 1,000 basis points in the third quarter of fiscal 2012, as compared to last year’s third quarter, due to increased promotional activity and higher product costs; (viii) that the Company expects SG&A expenses as a percent of sales to be up slightly in the third quarter of fiscal 2012, as compared to the third quarter of fiscal 2011; (ix) that for the third quarter of fiscal 2012 the Company anticipates an operating loss of $11 million to $14 million; (x) that the Company expects per store inventory, excluding e-Commerce and in-transit inventory, to be up in the low to mid-teens on a dollar basis at the end of the third quarter, as compared to the end of last year’s third quarter; (xi) that the Company expects capital expenditures to be approximately $16 million for the full fiscal year; and (xii) that during the second half of fiscal 2012 the Company currently plans to open approximately eight new stores and close approximately 17 existing stores.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	August 27,	August 28,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$36,747	$37,760
Short-term investments	35,263	58,231
Merchandise inventories	53,666	40,109
Other current assets	12,076	13,920
Total current assets	137,752	150,020

Property, equipment and improvements, net	72,943	88,466

Other assets:
Long-term investments	23,806	13,408
Other	278	8,917
Total other assets	24,084	22,325

Total assets	$234,779	$260,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,617	$11,841
Accrued liabilities	28,780	25,019
Other current liabilities	—	—
Total current liabilities	60,397	36,860

Other liabilities:
Deferred lease incentives	14,256	17,245
Other	9,573	11,881
Total other liabilities	23,829	29,126

Stockholders’ equity:
Common stock	457	456
Additional paid-in capital	116,412	115,109
Retained earnings	146,272	191,890
Common stock held in treasury	(112,711)	(112,712)
Accumulated other comprehensive income	123	82
Total stockholders’ equity	150,553	194,825

Total liabilities and stockholders’ equity	$234,779	$260,811

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS ENDED AND SIX MONTHS ENDED

AUGUST 27, 2011 AND AUGUST 28, 2010

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	August 27,	August 28,	August 27,	August 28,
	2011	2010	2011	2010

Net sales	$96,230	$101,340	$220,062	$227,574

Costs and expenses:
Merchandise, buying and occupancy	68,403	65,536	149,229	138,393
Selling, general and administrative	34,505	33,795	69,936	69,994
Depreciation and amortization	6,267	6,434	11,851	12,964
Total costs and expenses	109,175	105,765	231,016	221,351

Operating income (loss)	(12,945)	(4,425)	(10,954)	6,223

Other income	76	127	155	243

Income (loss) before income taxes	(12,869)	(4,298)	(10,799)	6,466

Income tax provision (benefit)	113	(1,760)	293	2,664

Net income (loss)	$(12,982)	$(2,538)	$(11,092)	$3,802

Basic earnings (loss) per share:

Net income (loss)	$(0.37)	$(0.07)	$(0.31)	$0.11

Basic shares outstanding	35,520	35,354	35,512	35,329

Diluted earnings (loss) per share:

Net income (loss)	$(0.37)	$(0.07)	$(0.31)	$0.11

Diluted shares outstanding	35,520	35,354	35,512	35,525

Dividends per share	$0.06	$0.06	$0.12	$0.12

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED

AUGUST 27, 2011 AND AUGUST 28, 2010

(in thousands)

	Six Months Ended
	August 27,	August 28,
	2011	2010

Cash flows from operating activities:
Net income (loss)	$(11,092)	$3,802
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,851	12,964
Deferred income taxes	—	(1,864)
Stock-based compensation expense	1,631	1,646
Other	17	(19)
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,971)	(891)
Increase in merchandise inventories	(14,455)	(1,613)
(Increase) decrease in other current assets	2,290	(2,147)
Decrease in other assets	36	35
Increase (decrease) in accounts payable	16,534	(1,664)
Decrease in accrued liabilities	(1,034)	(3,048)
Decrease in deferred lease incentives	(726)	(2,333)
Decrease in other liabilities	(416)	(818)
Net cash provided by operating activities	2,665	4,050

Cash flows from investing activities:
Purchases of property, equipment and improvements	(8,213)	(5,488)
Purchases of investments	(76,367)	(37,696)
Sales of investments	79,353	43,786
Net cash provided by (used in) investing activities	(5,227)	602

Cash flows from financing activities:
Exercise of stock options	—	84
Dividends paid	(4,279)	(4,273)
Other	(124)	224
Net cash used in financing activities	(4,403)	(3,965)

Net increase (decrease) in cash and cash equivalents	(6,965)	687

Cash and cash equivalents at beginning of period	43,712	37,073

Cash and cash equivalents at end of period	$36,747	$37,760